Exhibit 10.04

2016 AMENDMENT TO LEASE

This 2016 Amendment to Lease ("2016 Amendment") is made and entered into as of May 12, 2016 by and between 6077 Fulton Industrial Boulevard, LLC, ("Landlord") and Simco Automotive Trim, Inc., ("Tenant") with reference to the following Recitals:

RECITALS

A.	Landlord's predecessors and Tenant previously entered into a written lease dated March 25, 2003 and amended on October 29, 2010, (as amended, the "Lease") for that premises located at 6077 Fulton Industrial Boulevard, Atlanta, GA 30366 (the "Premises"); and

B.	The parties now wish to provide an opportunity for Tenant to extend the Term of the Lease, and they wish to otherwise amend the Lease as further described below.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Renewal Option. The Term of the Lease currently ends on April 15, 2017, which date represents the end of the last remaining Renewal Option contained in the Lease. Therefore, the following language is added to the Lease as a renewal option; all previous references to any renewal options (including Exhibit H) are hereby deleted and replaced by the following:

Tenant shall have one (1) additional option (the "Renewal Option") to extend the Term for all (but not less than all) of the Premises which are demised under this Lease as of the date of this 2016 Amendment, subject to the following terms and conditions:

(a)	This Lease is in full force and effect, and Tenant is neither in Default at the time Tenant exercises the Renewal Option nor at the commencement of the Renewal Term, but Landlord shall have the right at its sole discretion to waive the non-default condition herein;

(b)	The Renewal Term shall be upon all of the same terms, covenants and conditions as provided in the Lease, except that: (i) Tenant may not again exercise the Renewal Option during the Renewal Term so as to further extend the Term beyond the Expiration Date of the Renewal Term; and (ii) the Base Rent payable for the Renewal Term shall be:

Period	Annual Base Rent	Monthly Base Rent	PSF
4/16/2017 - 4/15/2018	$152,750.00	$12,729.17	$3.25

(c)	Tenant shall exercise the aforementioned Renewal Option by providing Landlord with written notice thereof on or before the date that is nine (9) months prior to the end of the current Term ("Notice"). The execution of this 2016 Amendment by the Tenant shall constitute the Tenant's official notice to Landlord of Tenant's intent to exercise of the Renewal Option.

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(d)	The Renewal Option shall be void if, on either the date upon which Tenant exercises such Renewal Option or upon the commencement date of the Renewal Term, there shall exist any sublease of the Premises, or any part thereof, by Tenant (other than to a Permitted Transferee, as such is defined in the Lease).

2.	No Other Extensions or Options. Except for the Renewal Option described in Section 1 above, the parties acknowledge that Tenant has no further options to renew or extend this Lease. Further, Tenant acknowledges that it shall have no early termination rights, termination options, rights of first opportunity or similar rights of any kind under the Lease, and Exhibits F and G-1, G-2, G-3 are all hereby deleted from the Lease.

3.	Landlord. "Landlord" for purposes of the Schedule is:

Name:	6077 Fulton Industrial Boulevard, LLC
Entity Type:	LLC
State of Formation:	Georgia
Address:	c/ o Huntington Group, LLC
9960 West Cheyenne Avenue, Suite 212
Las Vegas, Nevada 89129

4.	AS IS: Representation. Tenant continues to occupy the Premises and extends the Lease "AS IS", WHERE IS". Landlord has no obligations to improve the Premises in connection with this 2016 Amendment.

5.	Brokerage. No brokers are involved in this 2016 Amendment. Tenant shall indemnify, defend and hold Landlord harmless from any claim of brokerage fees or commissions in connection with this 2016 Amendment arising from Tenant's actions.

6.	Construction; Effectiveness of Lease. The captions and headings used in this 2016 Amendment are for the purposes of convenience only and shall not affect the meaning, interpretation, or validity of this 2016 Amendment. This 2016 Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same agreement Except as specifically set forth in this 2016 Amendment, the terms and conditions of the Lease remain in effect and unchanged. Nothing herein modifies or in any manner reduces the effectiveness of any guaranty. PDF, facsimile or digital execution is binding for all purposes.

7.	Entire Agreement. The Lease and this 2016 Amendment constitute the entire agreement between the parties, and supersede all prior agreements, negotiations, and oral or written communications with respect to the subject matter of the Lease. The parties acknowledge that neither has relied on any statements, representations, agreements, or warranties except those stated in the Lease. No representations, warranties, covenants, agreements, or conditions not expressed in the Lease or this 2016 Amendment shall be binding upon the parties or operate to interpret, change, or restrict the provisions of the Lease unless executed in writing by the parties. Mathematical and other similar clerical/ scriveners errors in or under the Lease may be rectified by the Landlord in its discretion, from time to time. In the case of any erroneous billing/ failure to bill, the error may be corrected from time to time

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and delay in billing will not waive or reduce Landlord's rights, including its right to collect amounts previously due or chargeable. The parties executing this 2016 Amendment have been duly authorized to do so.

IN WITNESS HEREOF, the parties have executed this 2016 Amendment as of the day and year first written above.

LANDLORD:		TENANT:

6077 Fulton Industrial Boulevard, LLC		Simco Automotive Trim, Inc.

By: /s/ Mark Milakovich		By: /s/ Ron Lataille

Title: Authorized Signatory		Title: Treasurer

STATE OF TEXAS	)
COUNTY OF DALLAS	) SS:

The foregoing instrument was acknowledged before me this 17th day of June, 2016 by Mark Milakovich, the Authorized Signatory of 6077 Fulton Industrial Boulevard, LLC, a Georgia limited liability company, on behalf of the Landlord.

/s/ Kevin Labor
Notary Public

STATE OF	MASSACHUSETTS	)
COUNTY OF	ESSEX	) SS:

The foregoing instrument was acknowledged before me this 12th day of May, 2016 by Ron Lataille, the Treasurer of Simco Automotive Trim, on behalf of the Tenant.

/s/ Amy Concannon
Notary Public

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